UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 27, 2006

ALICO, INC.

(Exact Name of Registrant as Specified in Charter)

FLORIDA	0-261	59-0906081
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

POST OFFICE BOX 338, LA BELLE, FLORIDA	33975
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (863)675-2966

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 C.F.R. 230.425)

☐	Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 C.F.R. 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 C.F.R. 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

ALICO ANNOUNCES RESTRUCTURING OF GINN CONTRACTS

COMPANY ANTICIPATES REAL ESTATE GAINS OVER THE NEXT SIX FISCAL YEARS

La Belle, FL., December 27, 2006 — Alico, Inc., (NASDAQ: ALCO) a land management company, announced today that it has entered into modifications to its contracts with Ginn Development Company related entities which were originally entered into in 2001 and 2003 and have been subsequently revised from time to time. Pursuant to the terms of the modification, Alico received cash of $7.5 million upon execution of the modifications.

These contracts relate to the sale of 5,590 acres in Lee County Florida divided into several parcels. One of these parcels, referred to as the “Ginn East Parcel”, consisting of approximately 4,538 acres with a total purchase price of $62.9 million closed in July 2005 with a down payment of $6.2 million and the delivery of a mortgage in the principal amount of $56.6 million with interest of 2.5% per annum payable over 4 years. The first payment under the mortgage was due on the earlier of receipt of a development order or July 2008. A second contract, referred to as the “Ginn West Parcel”, consisting of 1,052 acres with a total purchase price of $75.5 million was scheduled to close on September 5, 2006 with a down payment of $7.6 million and delivery of a mortgage in the principal amount of $69.7 million. Under the terms of the agreement, there were to be four payments on the mortgage beginning in September, 2007.

The modification announced today set a date certain for payments to begin on the Ginn East mortgage which is September 28, 2007. Additionally, the interest rate was changed to 4% per annum. The purchase price of both parcels remained the same. The modification also structures the Ginn West parcel into two parcels, “Ginn West” consisting of 972 acres with a purchase price of $63.5 million, and a second parcel referred to as the “Crockett Parcel” consisting of 80 acres with a purchase price of $12.0 million. The Ginn West parcel was structured as a series of four successive twelve month options the first of which is exercisable one year after the date of the modification. The options can be extended up to a total of four additional twelve month periods upon the payment of an extension fee equal to 6% of the option price for each twelve month extension. This effectively extended the outside payment period for the Ginn West parcel from 2010 to 2014.

The Crockett Parcel was structured as a sale. Under the terms of the Crockett contract, Alico received $0.6 million at closing which is included in the $7.5 million received on execution mentioned above and a mortgage note for $11.4 million bearing interest at an annual rate of 6%. The note provides for interest only payments for the first four years with four equal principal payments due annually thereafter. The Crockett note must be paid down in order for any of the Ginn West parcels to be released. Properties under the Ginn West and Crockett agreement are tied to each other and will be released proportionately according to a predetermined plan agreed to in the contract between Alico and Ginn as principal payments are made.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following exhibits are included with this Report:

Exhibit 10.01	Agreement dated as of September 28, 2006 executed December 21, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALICO, INC. (Registrant)

Date: December 27, 2006	By:	/s/ JOHN R. ALEXANDER
John R. Alexander
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit 10.01	Agreement dated as of September 28, 2006 executed December 21, 1006 (Ginn Modification).